Exhibit (a)(1)(A)

ONCOSEC MEDICAL INCORPORATED

OFFER TO EXCHANGE

CERTAIN STOCK OPTIONS FOR

NEW STOCK OPTIONS

November 16, 2016

This offer to exchange and your withdrawal rights will expire at

9:00 p.m., Pacific Time, on December 14, 2016,

unless the offer is extended.

Pursuant to a stock option exchange program (the “program” or the “option exchange”), OncoSec Medical Incorporated, a Nevada corporation (“we,” “us”, “our”, “OncoSec” or the “Company”), by this Offer to Exchange Certain Stock Options for New Stock Options (this “Offer to Exchange”), is offering to eligible participants the opportunity to voluntarily exchange eligible stock options for a lesser number of new stock options with a lower exercise price (the “Exchange Offer”).

You are an “eligible participant” if you:

●	are an employee, director or acting consultant of OncoSec who holds eligible stock options (as defined below); and

●	are employed or otherwise in continuous service for OncoSec on the date the Exchange Offer commences and remain employed or otherwise in continuous service through the expiration date of the Exchange Offer (which is currently scheduled for 9:00 p.m., Pacific Time, on December 14, 2016, unless the Exchange Offer is extended (the “Expiration Date”)).

If you are an eligible participant, any OncoSec stock options that you hold as of immediately prior to the expiration of the Exchange Offer with an exercise price greater than or equal to $3.00 per share are “eligible stock options” that you may choose to exchange in the Exchange Offer. However, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exercise price of the stock option is equal to or less than the closing price of OncoSec’s common stock on the Expiration Date. See Question 17 and Section 1, Eligible Stock Options; Eligible Participants; Expiration Date for more information.

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase shares of our common stock.

If you choose to participate in the Exchange Offer by surrendering eligible stock options for exchange and your stock options are accepted, then you will receive new stock options. The new stock options will have similar terms and conditions as the eligible stock options you surrendered, except that:

●	You will receive a new incentive stock option (if you are a current employee of ours and to the extent you are eligible to receive incentive stock options), or you will receive a new non-qualified stock option (if you are a director or an acting consultant of ours), to purchase a lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for certain price tiers of the stock options being tendered. The $3.00 per share minimum exercise price (the “floor”) for an option to be eligible for this Exchange Offer was calculated based on the weighted average closing stock price of our common stock on August 1, 2015 (the beginning date of our recently completed fiscal year-end period July 31, 2016) through August 5, 2016. The option exchange ratios were initially determined based on the average exercise price within the $3.00–$9.99-exercise-price tier which was two times the floor, and the average exercise price within the greater-than-$10.00-exercise-price tier which was three times the floor. We, together with our independent compensation consultant, also reviewed the decline in the price of our common stock and the change in the Black-Scholes fair market value of the eligible stock options to assess the reasonableness of the value-for-value exchange utilizing the option exchange ratios. Consequently, with the decline in our common stock price, the Black-Scholes value of the new stock options are less than the grant date Black-Scholes value of the corresponding stock options which may be surrendered for exchange. More information about these valuation techniques is included below in Questions 17 and 18 and in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

i

●	The exercise price for the new stock options will be equal to the closing price, as reported on the NASDAQ Capital Market (“NASDAQ”), of OncoSec’s common stock on the Expiration Date.

The new stock options will be subject to a new vesting period, with 25% of such stock options vesting upon grant and the remaining 75% of such stock options vesting in equal, monthly increments over a period equal in length to the vesting period of the surrendered stock option. This means that each new stock option will be 25% vested upon grant, regardless of whether the surrendered stock option was wholly or partially vested. An example of the new vesting requirements for exchanged stock options is included below in Question 8. Notwithstanding the foregoing, if you are entitled to vesting acceleration pursuant to an employment or other written arrangement with OncoSec upon certain terminations of employment or continuous service, those accelerated vesting provisions will continue to apply to your new stock options to the same extent that they applied to your eligible stock options surrendered in the Exchange Offer.

●	The new stock options will also have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the stock option) that will be equal in length to the term that was originally provided for in the surrendered stock option.

Participation in the Exchange Offer is completely voluntary. Eligible participants will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, subject to the terms set forth below. Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the date that the new stock options are granted, which will be the Expiration Date. If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions and pursuant to the stock option plan under which they were originally granted.

See the section below entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.

Shares of OncoSec’s common stock are listed on NASDAQ under the symbol “ONCS.” On November 15, 2016, the closing price of OncoSec’s common stock on NASDAQ was $1.50 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the new stock options are granted.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible participants participating.

If you wish to participate in the Exchange Offer, you must deliver a properly completed election form by facsimile or email (via PDF or similar imaged document file) to:

Andrew Cronauer

OncoSec Medical Incorporated

Fax: 858-430-3832

Email: acronauer@oncosec.com

To participate in the Exchange Offer, your election form must be received by OncoSec no later than 9:00 p.m., Pacific Time, on December 14, 2016, unless this Exchange Offer is extended. You should not assume that any extension of this Exchange Offer will occur. OncoSec intends to confirm the receipt of your election form and/or any updated election form by email within two business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If your eligible stock options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your new stock options promptly following the expiration of this Exchange Offer.

Your election to participate in the program is not complete until we receive your properly submitted election form. If you miss the deadline or start but do not complete an election form as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is completed and received by the deadline of 9:00 p.m., Pacific Time, on December 14, 2016 (or the later deadline if the Exchange Offer is extended). If your election is not received by the deadline, you will be deemed to have declined to participate in the Exchange Offer.

IMPORTANT

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to the conditions described in the Exchange Offer—Section 6, Conditions of the Exchange Offer. Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for new stock options in the Exchange Offer. You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION. NO SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

ii

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange and the other related documents referred to in this document. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange and to other portions of the document where you can find a more complete description of the topics in this summary.

INDEX TO QUESTIONS AND ANSWERS

No.	Question	Page

Q 1	Why is OncoSec making the Exchange Offer?	1
Q 2	Who is eligible to participate in the Exchange Offer?	1
Q 3	Which stock options are eligible for exchange in the Exchange Offer?	1
Q 4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?	2
Q 5	What are the conditions of the Exchange Offer?	2
Q 6	What will be the exercise price of the new stock options?	2
Q 7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?	2
Q 8	When will my new stock options vest?	3
Q 9	When will my new stock options expire?	3
Q10	What if I elect to participate in the Exchange Offer and then leave OncoSec before the expiration of the Exchange Offer?	3
Q11	What if I elect to participate in the Exchange Offer and then leave OncoSec after the new stock options are granted but before they vest?	3
Q12	What if I am on an authorized leave of absence?	3
Q13	How do I find out how many eligible stock options I have and what their exercise prices are?	3
Q14	If I choose to participate in the option exchange, do I have to exchange all of my eligible stock options?	4
Q15	Can I exchange stock options that I have already fully exercised?	4
Q16	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	4
Q17	If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?	4
Q18	Why isn’t the exchange ratio simply one-for-one?	5
Q19	Must I participate in the Exchange Offer?	5
Q20	How should I decide whether to exchange my eligible stock options for new stock options?	5
Q21	Why can’t OncoSec just grant eligible participants additional stock options?	5
Q22	Will I owe taxes if I participate in the Exchange Offer?	5
Q23	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?	6
Q24	What happens to stock options that I choose not to surrender for exchange in the Exchange Offer?	6
Q25	If I surrender stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered stock options?	6
Q26	How long do I have to decide whether to participate in the Exchange Offer?	6
Q27	How do I participate in the Exchange Offer?	6
Q28	Can I change my mind and withdraw from participating in the Exchange Offer?	7
Q29	How will I know if my election form has been received?	7
Q30	What will happen if I do not submit my election form by the deadline?	7
Q31	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange or any documents attached or referred to in this document?	7
Q32	How was my option affected by the May 18, 2015 reverse stock split?	7

Q 1	Why is OncoSec making the Exchange Offer?

Long-term incentives in the form of options to purchase our common stock are intended to align the interests of the employees, directors and acting consultants of OncoSec with the interests of our stockholders, to provide a long-term incentive that rewards these individuals for their contribution to the creation of stockholder value, and to reduce the cash compensation OncoSec would otherwise need to pay such individuals to appropriately compensate them for their services for us. This approach is based on the assumption that the performance of OncoSec’s common stock over the long-term is an important indicator of our long-term performance.

Historically, we have granted stock options at fair market value at the time of grant. The exercise prices for the various outstanding options we have granted range from $1.64 to $16.10. Our current share price is near historical lows and as of November 15, 2016, 100% of our outstanding stock options have exercise prices that are higher than our current market price and many are higher than the average two-year trading price of our common stock. Many of these outstanding “underwater” (meaning the exercise prices of the stock options are greater than our then-current stock price) stock options no longer provide the incentive and retention effects they were intended to provide because their exercise price is so far above the current stock price that employees, directors and acting consultants perceive them as having little or no potential value.

Additionally, recent changes in our executive management team, including the resignation of our former Chief Scientific Officer and Chief Medical Officer and the hiring of our new Chief Clinical and Regulatory Officer, together with our anticipation of increased spending on clinical and research and development milestones and the consequent need to reduce our other operating expenses, has caused our Board of Directors and management to believe that an exchange program such as this Exchange Offer is an appropriate and needed element of our overall retention program.

The Exchange Offer will allow eligible participants to exchange eligible stock options for a lesser number of new stock options (depending on the stock option grant), with an exercise price representative of current market prices. We believe that such replacement equity awards will align eligible participants’ interests with the interests of our stockholders and provide the long-term financial incentives originally intended at the time the stock options were initially granted.

See Section 2, Purpose of the Exchange Offer, for more information.

Q 2	Who is eligible to participate in the Exchange Offer?

The Exchange Offer will be open to all current employees, directors and acting consultants of OncoSec who hold eligible stock options. To be eligible, an individual must be employed or otherwise in continuous service with us on the date the Exchange Offer commences and must remain employed or otherwise in continuous service through the Expiration Date.

See Section 1, Eligible Stock Options; Eligible Participants; Expiration Date, for more information.

Q 3	Which stock options are eligible for exchange in the Exchange Offer?

To be eligible for exchange, a stock option must have an exercise price greater than or equal to $3.00. However, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exercise price of the stock option is equal to or less than the closing price of OncoSec’s common stock on the Expiration Date.

Eligible stock options may currently be vested, partially vested or unvested. Only those stock options held by eligible participants immediately prior to the expiration of the Exchange Offer are eligible to be exchanged in the Exchange Offer.

To ensure that you will have the information you need to make an informed decision based on the number of new stock options that will be granted for eligible stock options, on the Expiration Date, after the close of the trading day, we will deliver to you (by email or other method) a notification of the closing price of our common stock for that day (which will be the new stock option exercise price). You will have until 9:00 p.m., Pacific Time, on the Expiration Date (currently expected to be December 14, 2016) to make an election by completing and submitting an election and withdrawal form to us or change any previous elections that you have made by completing and submitting a new election and withdrawal form to us.

See Question 17 and Section 1, Eligible Stock Options; Eligible Participants; Expiration Date, for more information.

1

Q 4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?

If you are an eligible participant and you choose to participate in the Exchange Offer, the new stock options granted in exchange for your surrendered stock options will have similar terms and conditions to the eligible stock options you surrendered, except that:

●	You will receive a new incentive stock option (if you are a current employee of ours and to the extent you are eligible to receive incentive stock options), or you will receive a new non-qualified stock option (if you are a director or acting consultant of ours) to purchase a lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for certain price tiers of the stock options being tendered. The $3.00 per share minimum exercise price (the “floor”) for an option to be eligible for this Exchange Offer was calculated based on the weighted average closing stock price of our common stock on August 1, 2015 (the beginning date of our recently completed fiscal year-end period July 31, 2016) through August 5, 2016. The option exchange ratios were initially determined based on the average exercise price within the $3.00–$9.99-exercise-price tier which was two times the floor, and the average exercise price within the greater-than-$10.00-exercise-price tier which was three times the floor. We, together with our independent compensation consultant, also reviewed the decline in the price of our common stock and the change in the Black-Scholes fair market value of the eligible stock options to assess the reasonableness of the value-for-value exchange utilizing the option exchange ratios. Consequently, with the decline in our common stock price, the Black-Scholes value of the new stock options are less than the grant date Black-Scholes value of the corresponding stock options which may be surrendered for exchange. More information about these valuation techniques is included below in Questions 17 and 18 and in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

●	The exercise price for the new stock options will be equal to the closing price of OncoSec’s common stock as reported on NASDAQ on the Expiration Date.

●	The new stock options will be subject to a new vesting period, with 25% of such stock options vesting upon grant and the remaining 75% of such stock options vesting in equal, monthly increments over a period equal in length to the vesting period of the surrendered stock option. This means that each new stock option will be 25% vested upon grant, regardless of whether the surrendered stock option was wholly or partially vested. An example of the new vesting requirements for exchanged stock options is included below in Question 8.

●	The new stock options will also have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the stock option) that will be equal in length to the term that was originally provided for in the surrendered stock option.

The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov. See Section 1, Eligible Stock Options; Participants; Expiration Date, and Section 5, Acceptance of Eligible Stock Options; New Stock Options for more information.

Q 5	What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur before the expiration of the Exchange Offer and which are more fully described in Section 6, Conditions of the Exchange Offer. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

See Section 6, Conditions of the Exchange Offer, and Section 14, Extension of the Exchange Offer; Termination; Amendment for more information.

Q 6	What will be the exercise price of the new stock options?

The exercise price of all new stock options will be equal to the closing price of OncoSec’s common stock as reported on NASDAQ on the Expiration Date.

Q 7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?

We expect to accept and cancel all properly surrendered eligible stock options on the date the new stock options are granted, which will be promptly following the expiration of the Exchange Offer, but on the Expiration Date. If the Expiration Date is extended, then the cancellation date and the new stock option grant date will be similarly extended. New stock option agreements governing the terms of the new stock options will be delivered to you promptly following the new stock option grant date.

See Section 3, Procedures for Electing to Exchange Eligible Stock Options, for more information.

2

Q 8	When will my new stock options vest?

The new stock options will be subject to a new vesting period, with 25% of such stock options vesting upon grant and the remaining 75% of such stock options vesting in equal, monthly increments over a period equal in length to the vesting period of the surrendered stock option. This means that each new stock option will be 25% vested upon grant, regardless of whether the surrendered option was wholly or partially vested.

For example, assume, for illustrative purposes only, that you surrender an eligible stock option with respect to 1,000 shares of common stock. Also assume that the surrendered stock option was 50% vested and its vesting was to take place over a three-year period. Thus, upon the Expiration Date, 500 shares subject to the surrendered stock option were vested and 500 shares subject to the option were unvested. Assume further that in exchange for the surrendered option, you are granted a new stock option with respect to 500 shares. In accordance with the vesting terms described in the paragraph above, 125 of the shares subject to the new option (25% of 500) would vest on the Expiration Date. The remaining 375 shares subject to the new stock option would vest in equal, monthly increments over the three-year period following the Expiration Date.

Q 9	When will my new stock options expire?

All new stock options will have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the new stock option) that will be equal in length to the term that was originally provided for in the surrendered stock option.

Q10	What if I elect to participate in the Exchange Offer and then leave OncoSec before the expiration of the Exchange Offer?

If you elect to participate in the Exchange Offer and your employment or continuous service terminates for any reason before the expiration of the Exchange Offer, including a layoff, retirement, disability or death, your exchange election will be cancelled and you will not receive new stock options. If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee, director or acting consultant of OncoSec. The terms of your employment or service with us remain unchanged by this Exchange Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed or in continuous service for OncoSec until the new stock option grant date or thereafter.

Q11	What if I elect to participate in the Exchange Offer and then leave OncoSec after the new stock options are granted but before they vest?

If your employment or continuous service terminates for any reason after the new stock option grant date, the terms and conditions of any new stock options granted in the Exchange Offer will apply. If your employment or continuous service terminates for any reason after the new stock option grant date, but before the end of your new vesting period, you will forfeit any unvested stock options unless you are otherwise entitled to accelerated vesting in accordance with the terms and conditions of any employment or other written arrangement that you have with OncoSec.

Q12	What if I am on an authorized leave of absence?

Any eligible participants who are on an authorized leave of absence will be able to participate in the Exchange Offer under the same terms and conditions as eligible participants who are not on a leave of absence.

Q13	How do I find out how many eligible stock options I have and what their exercise prices are?

You can review a list of your eligible stock options and the exercise prices of those stock options by contacting Andrew Cronauer at acronauer@oncosec.com.

See Section 1, Eligible Stock Options; Eligible Participants; Expiration Date, for more information.

3

Q14	If I choose to participate in the option exchange, do I have to exchange all of my eligible stock options?

No. Under the option exchange, you will be able to exchange stock options (both vested and unvested) on a grant-by-grant basis. This means that you may choose to exchange some eligible grants, and choose not to exchange others. But if you elect to exchange any stock options within a particular grant, you must exchange all the stock options in that grant. You will not be able to exchange only a portion of a single grant.

For example, if you have an eligible stock option grant for 1,000 shares of our common stock, you can elect to exchange all or none of the eligible stock option grant. However, you cannot elect to exchange only 500 of the 1,000 shares of common stock subject to the eligible stock option grant.

See Section 3, Procedures for Electing to Exchange Eligible Stock Options, for more information.

Q15	Can I exchange stock options that I have already fully exercised?

No. The Exchange Offer only applies to outstanding OncoSec stock options that are eligible under the Exchange Offer. You will not be able to exchange shares of OncoSec’s common stock that you own outright, including shares acquired on exercise of a stock option.

Q16	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant can be exchanged in the Exchange Offer, whether that portion is vested or unvested.

Q17	If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?

The number of new stock options that you receive will depend on the exercise price(s) of your surrendered eligible stock options and the applicable exchange ratios, as shown in the table below. The $3.00 per share minimum exercise price (the “floor”) for an option to be eligible for this Exchange Offer was calculated based on the weighted average closing stock price of our common stock on August 1, 2015 (the beginning date of our recently completed fiscal year-end period July 31, 2016) through August 5, 2016. The option exchange ratios were initially determined based on the average exercise price within the $3.00–$9.99-exercise-price tier which was two times the floor, and the average exercise price within the greater-than-$10.00-exercise-price tier which was three times the floor. We, together with our independent compensation consultant, also reviewed the decline in the price of our common stock and the change in the Black-Scholes fair market value of the eligible stock options to assess the reasonableness of the value-for-value exchange utilizing the option exchange ratios. Consequently, with the decline in our common stock price, the Black-Scholes value of the new stock options are less than the grant date Black-Scholes value of the corresponding stock options which may be surrendered for exchange. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round down to the nearest whole number of shares so that all new stock options will be for a whole number of shares.

Exercise Price of Eligible Stock Option	Exchange Ratio

Less than $3.00	Ineligible
$3.00 – $9.99	2:1
$10.00 or more	3:1

To ensure that you will have the information you need to make an informed decision based on the number of new stock options that will be granted for eligible stock options, on the Expiration Date, after the close of the trading day, we will deliver to you (by email or other method) a notification of the closing price of our common stock for that day (which will be the new stock option exercise price). You will have until 9:00 p.m., Pacific Time, on the Expiration Date (currently expected to be December 14, 2016) to make an election by completing and submitting an election and withdrawal form to us or change any previous elections that you have made by completing and submitting a new election and withdrawal form to us.

The stated exchange ratio will apply for all exercise prices for eligible stock options within the applicable price range. If, for example, you surrender an eligible stock option with an exercise price of $4.20 and the closing price of OncoSec’s common stock on the Expiration Date is less than $4.20, then the exchange ratio would be 2:1 (i.e., you would receive a new stock option for one share of common stock for each two shares of common stock underlying the eligible stock option that is tendered for exchange).

4

For example:

●	an eligible stock option to purchase 1,500 shares with an exercise price of $6.00 per share can be exchanged for a new option to purchase 750 shares; and

●	an eligible stock option to purchase 3,000 shares with an exercise price of $11.40 per share can be exchanged for a new option to purchase 1,000 shares.

Note that the exchange ratios apply to each of your stock option grants separately. This means that the various stock option grants you have received may be subject to different exchange ratios.

See Section 5, Acceptance of Eligible Stock Options; New Stock Options for more information.

Q18	Why isn’t the exchange ratio simply one-for-one?

We believe the Exchange Offer must balance the interests of both our service providers and our stockholders. The $3.00 per share minimum exercise price (the “floor”) for an option to be eligible for this Exchange Offer was calculated based on the weighted average closing stock price of our common stock on August 1, 2015 (the beginning date of our recently completed fiscal year-end period July 31, 2016) through August 5, 2016. The option exchange ratios were initially determined based on the average exercise price within the $3.00–$9.99-exercise-price tier which was two times the floor, and the average exercise price within the greater-than-$10.00-exercise-price tier which was three times the floor. We, together with our independent compensation consultant, also reviewed the decline in the price of our common stock and the change in the Black-Scholes fair market value of the eligible stock options to assess the reasonableness of the value-for-value exchange utilizing the option exchange ratios. Consequently, with the decline in our common stock price, the Black-Scholes value of the new stock options are less than the grant date Black-Scholes value of the corresponding stock options which may be surrendered for exchange. Underwater stock options have less intrinsic value than the new stock options that will be granted in the option exchange which will have an exercise price equal to the market price of our common stock on the date of grant. Therefore, our stock price must increase by a vastly greater percentage for underwater options to attain intrinsic value.

We are not able to precisely predict what OncoSec’s closing stock price will be on the date when the price for the new stock options will be established; therefore, we had to make reasonable assumptions about the eventual new grant price when setting the stock option exchange ratios.

Q19	Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding stock options, including eligible stock options, and you will not receive new stock options in the Exchange Offer. We do not intend to make any changes to the terms of your current stock options, including with respect to their status as either incentive stock options or non-qualified stock options, if you decline to participate. However, see the section entitled Risk Factors for more information with respect to your incentive stock options. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q20	How should I decide whether to exchange my eligible stock options for new stock options?

We are providing as much information as we can to assist you in making your own informed decision. You are encouraged to seek further advice from your tax, financial and legal advisors. No one from OncoSec is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

You should also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q21	Why can’t OncoSec just grant eligible participants additional stock options?

The Compensation Committee of our Board of Directors decided that it would not have been possible to grant additional equity awards at levels adequate to motivate and retain eligible participants with significantly underwater stock options due to the limited number of available shares under the OncoSec Medical Incorporated 2011 Stock Incentive Plan (the “2011 Plan”). Therefore, in the judgment of the Compensation Committee of our Board of Directors and our Board of Directors at large, they have determined that this Exchange Offer is the best method for maintaining the appropriate incentive and motivation for eligible participants to continue to build stockholder value in OncoSec.

Q22	Will I owe taxes if I participate in the Exchange Offer?

Generally, for U.S. federal income tax purposes, the exchange of old stock options for new stock options in the Exchange Offer should be treated as a nontaxable exchange and no income should be recognized upon the surrender of old stock options and the grant of the new stock options. We encourage all eligible participants who are considering exchanging their stock options in the Exchange Offer to consult with their own tax advisors on the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 13, Material U.S. Federal Income Tax Consequences and the attached Schedules for more information.

5

Q23	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?

The Exchange Offer is a one-time opportunity and we do not expect to offer this type of exchange again. We cannot provide assurance as to the price of our common stock at any time in the future.

Q24	What happens to stock options that I choose not to surrender for exchange in the Exchange Offer?

The Exchange Offer will have no effect on stock options that you choose not to exchange or on stock options that are not eligible for exchange in the Exchange Offer. However, see the section entitled Risk Factors for more information with respect to your incentive stock options.

Q25	If I surrender stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered stock options?

Yes. After the expiration of the Exchange Offer, any stock options you surrender in exchange for new stock options that we accept for exchange will be cancelled, and you will no longer have any rights under those stock options.

Q26	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 9:00 p.m., Pacific Time, on December 14, 2016. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date at any time. If we extend the Exchange Offer, we will issue a press release, email or other communication disclosing the extension and the new Expiration Date no later than 6:00 a.m., Pacific Time, on the next business day after the previously announced Expiration Date. If the Expiration Date is extended, then the cancellation date of the eligible stock options and the new stock option grant date will be similarly extended.

See Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q27	How do I participate in the Exchange Offer?

If you wish to participate in the Exchange Offer, you must deliver a properly completed election form by facsimile or email (via PDF or similar imaged document file) to:

Andrew Cronauer

OncoSec Medical Incorporated

Fax: 858-430-3832

Email: acronauer@oncosec.com

To participate in the Exchange Offer, your election form must be received by OncoSec no later than 9:00 p.m., Pacific Time, on December 14, 2016, unless this Exchange Offer is extended. You should not assume that any extension of this Exchange Offer will occur. OncoSec intends to confirm the receipt of your election form and/or any updated election form by email within two business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If your eligible stock options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your new stock options promptly following the expiration of this Exchange Offer.

Your election to participate in the program is not complete until we receive your properly submitted election form. If you miss the deadline or start but do not complete an election form as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is completed and received by the deadline of 9:00 p.m., Pacific Time, on December 14, 2016 (or the later deadline if the Exchange Offer is extended). If your election is not received by the deadline, you will be deemed to have declined to participate in the Exchange Offer.

We reserve the right to reject any or all surrenders of stock options that we determine are not in an appropriate form or that we determine would be unlawful to accept. Subject to our right to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on the date we grant the new stock options, which will be the Expiration Date.

See Section 3, Procedures for Electing to Exchange Eligible Stock Options, and Section 6, Conditions of the Exchange Offer, for more information.

6

Q28	Can I change my mind and withdraw from participating in the Exchange Offer?

Yes. If you elect to exchange eligible stock options and later change your mind, you may notify us before the Exchange Offer expires of your updated election to withdraw all (but not less than all) of your eligible stock options from the Exchange Offer by submitting an updated election form following the same procedure set forth in Question 27 above. Your updated election must be submitted before the expiration deadline of 9:00 p.m., Pacific Time, on December 14, 2016 (or such later date as may apply if the Exchange Offer is extended) to withdraw your election. The more recent election will entirely replace your previous election. Once you have withdrawn your election, you may again elect to exchange your eligible stock options by following the procedures for exchanging eligible stock options as discussed above. If you miss the deadline for withdrawing your election but remain an eligible participant, any eligible stock options previously submitted for exchange will be exchanged pursuant to the Exchange Offer. Although we intend to accept all properly surrendered eligible stock options promptly after the expiration of this Offer to Exchange, if we have not accepted your tendered stock options within 40 business days after the commencement of the Exchange Offer (January 11, 2017), you may withdraw your tendered stock options at any time thereafter.

Please see Section 4, Withdrawal Rights, below for more information.

Q29	How will I know if my election form has been received?

OncoSec intends to confirm the receipt of your election form and/or any updated election form by email within two business days. You are encouraged to print this confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form prior to the expiration of the Exchange Offer.

Q30	What will happen if I do not submit my election form by the deadline?

If we do not receive your election to surrender eligible stock options for exchange before the Exchange Offer expires, then all of your eligible stock options will remain outstanding at their original exercise price and subject to their original terms. Late elections cannot be accepted. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q31	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange or any documents attached or referred to in this document?

If you have, have questions regarding the Exchange Offer or have requests for assistance, please contact Andrew Cronauer at 858-230-8770 or by email at acronauer@oncosec.com.

Q32	How was my option affected by the May 18, 2015 reverse stock split?

On May 18, 2015, OncoSec effected a 1-for-20 reverse stock split, meaning that every 20 shares of common stock issued and outstanding as of such date were converted into 1 share of issued and outstanding common stock. Options granted prior to such date were subject to the 1-for-20 reverse stock split (subject to rounding for fractional shares). In order to determine the number of shares now subject to your stock option granted before May 18, 2015, divide the number of shares that were subject to your option immediately before the effectiveness of the reverse stock split by 20 and round up to the nearest whole share (as all fractional shares of common stock were rounded up to the nearest whole share). In order to determine the exercise price for your stock option granted before May 18, 2015, multiply the exercise price by 20. If you had an option to purchase 100 shares of common stock at $1 per share before the reverse stock split, you would now have an option to purchase 5 shares of common stock for $20 per share. Options granted after May 18, 2015 already reflect post-split numbers. Options granted prior to the March 2011 forward stock split are subject to further adjustment for such split.

7

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If you exchange eligible stock options for new stock options in the Exchange Offer and your employment or continuous service with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options.

If you elect to participate in the Exchange Offer, the new stock options will be subject to a new vesting period, with 25% of such stock options vesting upon grant and the remaining 75% of such stock options vesting in equal, monthly increments over a period equal in length to the vesting period of the surrendered stock option. This means that each new stock option will be 25% vested upon grant, regardless of whether the surrendered option was wholly or partially vested. Accordingly, if you exchange eligible stock options for new stock options in the Exchange Offer and your employment or continuous service with us terminates before the new stock options fully vest, then unless otherwise provided in an employment or other written arrangement with OncoSec, you will forfeit any unvested portion of your new stock options, even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.

If the price of our common stock increases over time, the value of the new stock options that you receive in the Exchange Offer may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.

Because you will receive a stock option to purchase a lesser number shares of common stock in the Exchange Offer than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the new stock options granted in the Exchange Offer. For example, assume, for illustrative purposes only, that you surrender 3,000 eligible stock options with an exercise price of $6.00 per share, and in exchange you receive a grant of 1,500 new stock options and the exercise price of the new stock options is $2.00 per share. Then, assume that two years after the new stock option grant date the price of our common stock increases to $15.00 per share. Under this example, if you had kept your surrendered eligible stock options and then exercised and sold all 3,000 of the underlying shares at $15.00 per share, you would have realized a pre-tax gain of $27,000 (i.e., 3,000 stock options multiplied by the $9.00 difference between the $15.00 market price and the $6.00 exercise price of your surrendered stock options), but if you exchanged your eligible stock options and sold the 1,500 underlying shares subject to the new stock options, you would only realize a pre-tax gain of $19,500 (i.e., 1,500 stock options multiplied by a $13.00 difference between the $15.00 market price and the $2.00 exercise price).

If we are acquired by or merge with another company, your eligible stock options that you surrendered in the exchange might be worth more than the new stock options that you receive in the Exchange Offer.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the Exchange Offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those optionholders who did not participate in the Exchange Offer and elected to retain their eligible stock options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or continuous service with us terminates for any reason before your new stock options vest, you generally will not receive any value from your new stock options.

Your new stock options will not be fully vested on the new grant date.

The new stock options will be subject to a vesting schedule. If you do not remain employed or otherwise in continuous service with us through the date your new stock options vest, you will not be able to exercise the non-vested portion of your new stock options. Instead, your new stock options will expire immediately upon your termination. As a result, you will not receive full value from your new stock options.

8

Your new stock options will have a different maximum term than your cancelled stock options.

If you exchange eligible stock options and are granted new stock options, the maximum term of your new stock options will be equal in length to the term that was originally provided for in the surrendered stock option. Since your eligible stock options have the same maximum term as the new stock options that will be granted in replacement but commencing from the original date of grant, your new stock options’ term will be longer than the remaining term of the eligible stock options you surrender in the Exchange Offer.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences.

Eligible participants who are U.S. taxpayers and do not participate in this exchange may be required to restart the measurement periods required for favorable U.S. tax treatment for their incentive stock options.

In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the stock option must be held more than two years after the grant date and more than one year after you exercise the stock option. If this Exchange Offer is open for 30 or more calendar days, you will not receive any credit for the time in which your eligible stock options were held. As a result, if this Exchange Offer is open for 30 or more calendar days, in order for your eligible stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell the shares that you acquire upon exercise of your stock option until the passage of more than two years from the date this offer commenced (that is, more than two years from November 16, 2016) and more than one year after the exercise of the option (even if you do not exchange your eligible incentive stock options for new stock options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares over the exercise price of the stock option will be treated as long-term capital gain. For more detailed information, please see Section 13, Material U.S. Federal Income Tax Consequences. If the Exchange Offer expires on December 14, 2016, the scheduled Expiration Date, it will have been open less than 30 days and this risk will not be realized.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (the “SEC”), including those in our Annual Report on Form 10-K for the year ended July 31, 2016, as well as also the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov or on our website at http://oncosec.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for additional information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

9

THE EXCHANGE OFFER

SECTION 1. Eligible Stock Options; Eligible Participants; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible participants to exchange some or all of their eligible stock options (on a grant-by-grant basis) for new stock options with an exercise price equal to the closing price of our common stock, as reported on NASDAQ, on the new stock option grant date, which will be the Expiration Date. To participate, stock options must be properly surrendered in accordance with Section 3, Procedures for Electing to Exchange Eligible Stock Options, and not validly withdrawn pursuant to Section 4, Withdrawal Rights, before the expiration of the Exchange Offer.

“Eligible stock options” are options to purchase shares of OncoSec’s common stock held by eligible participants immediately prior to the expiration of the Exchange Offer with an exercise price greater than or equal to $3.00. However, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exercise price of the stock option is equal to or less than the closing price of OncoSec’s common stock on the Expiration Date.

You are an “eligible participant” if you:

●	are an employee, director or acting consultant of OncoSec who holds eligible stock options (described in the paragraph above); and

●	are employed or otherwise in continuous service for OncoSec on the date the Exchange Offer commences and remain employed or otherwise in continuous service with us through the expiration of the Exchange Offer.

You will not be eligible to surrender eligible stock options or receive new stock options if you cease to be an eligible participant for any reason prior to the expiration of the Exchange Offer, including retirement, disability or death. If you are on an authorized leave of absence and are otherwise an eligible participant, you will be eligible to participate in the Exchange Offer if you have eligible stock options. If you surrender your eligible stock options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options in the Exchange Offer. Leave is considered authorized if it was approved in accordance with our policies.

If you choose to participate in the Exchange Offer and if we accept your surrendered stock options, you will receive new stock options that will have substantially the same terms and conditions as the stock options you surrendered, except that:

●	You will receive a new incentive stock option (if you are a current employee of ours and to the extent you are eligible to receive incentive stock options), or you will receive a new non-qualified stock option (if you are a director or acting consultant of ours), to purchase a lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for certain price tiers of the stock options being tendered. The $3.00 per share minimum exercise price (the “floor”) for an option to be eligible for this Exchange Offer was calculated based on the weighted average closing stock price of our common stock on August 1, 2015 (the beginning date of our recently completed fiscal year-end period July 31, 2016) through August 5, 2016. The option exchange ratios were initially determined based on the average exercise price within the $3.00–$9.99-exercise-price tier which was two times the floor, and the average exercise price within the greater-than-$10.00-exercise-price tier which was three times the floor. We, together with our independent compensation consultant, also reviewed the decline in the price of our common stock and the change in the Black-Scholes fair market value of the eligible stock options to assess the reasonableness of the value-for-value exchange utilizing the option exchange ratios. Consequently, with the decline in our common stock price, the Black-Scholes value of the new stock options are less than the grant date Black-Scholes value of the corresponding stock options which may be surrendered for exchange. More information about these valuation techniques is included below in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

●	The exercise price for the new stock options will be equal to the closing price, as reported on the NASDAQ Capital Market (“NASDAQ”), of OncoSec’s common stock on the Expiration Date.

●	The new stock options will be subject to a new vesting period, with 25% of such stock options vesting upon grant and the remaining 75% of such stock options vesting in equal, monthly increments over a period equal in length to the vesting period of the surrendered stock option. This means that each new stock option will be 25% vested upon grant, regardless of whether the surrendered stock option was wholly or partially vested. Notwithstanding the foregoing, if you are entitled to vesting acceleration pursuant to an employment or other written arrangement with OncoSec upon certain terminations of employment or continuous service, those accelerated vesting provisions will continue to apply to your new stock options to the same extent that they applied to your eligible stock options surrendered in the Exchange Offer.

●	The new stock options will also have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the stock option) that will be equal in length to the term that was originally provided for in the surrendered stock option.

10

The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.

The number of new stock options that you receive will depend on the exercise price(s) of the stock options that you surrender for exchange and the applicable exchange ratios. The exchange ratios for the Exchange Offer are set forth below. Note that the exchange ratios apply to each of your stock option grants separately, which means that the various stock option grants you have received may be subject to different exchange ratios.

Exercise Price of Eligible Stock Option	Exchange Ratio

Less than $3.00	Ineligible
$3.00 – $9.99	2:1
$10.00 or more	3:1

To ensure that you will have the information you need to make an informed decision based on the number of new stock options that will be granted for eligible stock options, on the Expiration Date, after the close of the trading day, we will deliver to you (by email or other method) a notification of the closing price of our common stock for that day (which will be the new stock option exercise price). You will have until 9:00 p.m., Pacific Time, on the Expiration Date (currently expected to be December 14, 2016) to make an election by completing and submitting an election and withdrawal form to us or change any previous elections that you have made by completing and submitting a new election and withdrawal form to us.

The stated exchange ratio will apply for all exercise prices for eligible stock options within the applicable price range. If, for example, you surrender an eligible stock option with an exercise price of $4.20 and the closing price of OncoSec’s common stock on the Expiration Date is less than $4.20, then the exchange ratio would be 2:1 (i.e., you would receive a new stock option for one share of common stock for each two shares of common stock underlying the eligible stock option that is tendered for exchange).

For example:

●	an eligible stock option to purchase 1,500 shares with an exercise price of $6.00 per share can be exchanged for a new option to purchase 750 shares; and

●	an eligible stock option to purchase 3,000 shares with an exercise price of $11.40 per share can be exchanged for a new option to purchase 1,000 shares.

You can review a list of your eligible stock options and the exercise prices of those stock options by contacting Andrew Cronauer at acronauer@oncosec.com.

The Exchange Offer is scheduled to expire at 9:00 p.m., Pacific Time, on December 14, 2016, unless extended in our sole discretion. See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by or otherwise in continuous service for OncoSec. The terms of your employment or service with us remain unchanged by the Exchange Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed or in continuous service until the new stock option grant date or until the new stock options vest.

11

SECTION 2. Purpose of the Exchange Offer

The principal purpose of this Exchange Offer is to enable us to retain employees, directors and acting consultants during a time in OncoSec’s history that contains significant uncertainty for these service providers, due in part to recent management turnover and to the stage of our clinical trials and research and development activities. Additionally, we operate in an industry and in a market that is highly competitive and our employees have opportunities to seek employment elsewhere. We believe that this exchange program will provide eligible participants with the motivation and incentive to build value for OncoSec stockholders. More specifically, we hope the program will:

●	Align eligible participants’ interests with the interest of our stockholders and provide the long-term financial incentives originally intended at the time of the eligible stock options’ initial grant. All eligible participants hold some stock options that have exercise prices that are equal to or greater than $3.00 per share. We believe that these outstanding underwater stock options are not providing the incentive and retention benefits they were intended to provide because they may be perceived as having little or no potential value. The Exchange Offer provides eligible participants with a means to elect to exchange eligible stock options for a lesser number of new stock options, with an exercise price that is more consistent with current market prices for OncoSec’s common stock.

●	Reduce our existing overhang. The outstanding underwater stock options are part of our existing overhang and may be viewed by investors as dilutive of our stockholders’ interests because they are potentially issuable securities for up to their full term despite the fact that they are not likely to be exercised in the near term, if at all, for the reasons described above. We believe the Exchange Offer will allow us to meaningfully reduce this overhang of stock options that we believe no longer serve to incentivize and motivate eligible participants. Reducing the overhang also will facilitate our ability to grant equity awards in the future at levels necessary to effectively incentivize and motivate our service providers.

Except as otherwise disclosed in this Offer to Exchange or in OncoSec’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving OncoSec;

●	any purchase, sale or transfer of a material amount of our assets;

●	any material change in our present dividend policy, or our indebtedness or capitalization;

●	any other material change in our corporate structure or business;

●	any other changes to the present Board of Directors or management of OncoSec;

●	our shares of common stock not being authorized for listing on NASDAQ;

●	our shares of common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of any additional securities of OncoSec or the disposition of any of our securities; or

●	any changes in our Certificate of Incorporation, Amended and Restated Bylaws or other governing instruments or any actions that could impede the acquisition of control of OncoSec.

From time to time, OncoSec evaluates acquisition, partnering, financing or investment opportunities. At the present time, we may be reviewing a number of opportunities. These transactions may be announced or completed during the pendency of this Exchange Offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

12

SECTION 3. Procedures for Electing to Exchange Eligible Stock Options

Proper Exchange of Eligible Stock Options. If you wish to participate in the Exchange Offer, you must deliver a properly completed election form by one of the following methods:

●	faxed to: 858-430-3832, Attn: Andrew Cronauer; or

●	emailed (via PDF or similar imaged document file) to: acronauer@oncosec.com Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. To participate, your election form must be received by us no later than 9:00 p.m., Pacific Time, on December 14, 2016, unless this Offer is extended. OncoSec intends to confirm the receipt of your election form and/or any updated election form by email within two business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form. You do not need to submit any option grant documents in order to tender eligible stock options for exchange.

●	If we do not receive your election form by 9:00 p.m., Pacific Time, on the Expiration Date, then you will not be able to participate in the Exchange Offer, and each stock option currently held by you will remain outstanding with its original exercise price and with its other original terms.

The method of delivery of all documents to us, including the election form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Subject to our rights to extend, terminate and amend this Offer, we will accept all properly tendered eligible stock options that have not been validly withdrawn on or prior to 9:00 p.m., Pacific Time, on the Expiration Date.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant. If you elect to surrender the stock options in one eligible grant, you do not need to surrender the stock options in any other eligible grant you may hold.

If your name has been legally changed and does not match the name on any of your eligible stock options, please contact Andrew Cronauer at acronauer@oncosec.com and provide any additional requested documentation.

Determination of Validity; Rejection of Eligible Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will make determinations regarding all questions as to the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options. Neither OncoSec nor any other person can be responsible for giving notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible participant surrendering stock options unless waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the Expiration Date that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible participant. We will endeavor to notify you in writing if we reject your tender of eligible stock options for any reason prior to 9:00 p.m., Pacific Time, on the Expiration Date. Nonetheless, neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights described under Section 4, Withdrawal Rights, and our acceptance of your surrendered stock options in accordance with Section 5, Acceptance of Eligible Stock Options; New Stock Options. Our acceptance for exchange of eligible stock options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between OncoSec and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel all properly surrendered eligible stock options that have not been validly withdrawn and to grant the new stock options promptly following the expiration of the Exchange Offer, but on the same day as the Expiration Date. You will receive new stock option notices and award agreements governing the terms of the new stock options granted to you, which will be delivered to you promptly following the new stock option grant date. If the Expiration Date is extended, then the new stock option grant date will be similarly extended.

SECTION 4. Withdrawal Rights

If you elect to exchange eligible stock options and later change your mind, you may notify us before the Exchange Offer expires of your updated election to withdraw all (but not less than all) of your eligible stock options from the Exchange Offer by submitting an updated election form following the same procedure set forth in Section 3, Procedures for Electing to Exchange Eligible Stock Options, above.

13

Your updated election must be submitted before the expiration deadline of 9:00 p.m., Pacific Time, on December 14, 2016 (or such later date as may apply if the Exchange Offer is extended). The more recent election will entirely replace your previous election.

Please note that you may withdraw all (but not less than all) of the eligible stock options you previously elected to exchange.

Your exchange election will not be considered withdrawn until we receive your properly submitted updated election reflecting your withdrawal. If you miss the deadline for notifying us of your updated election but remain an eligible participant, any previously exchanged stock options will be exchanged pursuant to the Exchange Offer. You are responsible for confirming that your withdrawal was received by us before the deadline. The Expiration Date is 9:00 p.m., Pacific Time, on December 14, 2016 (or such later date as may apply if the Exchange Offer is extended).

If you have withdrawn an election to exchange eligible stock options, you may again elect to exchange these stock options by following the procedures for properly surrendering eligible stock options as described in Section 3, Procedures for Electing to Exchange Eligible Stock Options, prior to the deadline noted above. Although we intend to accept all properly surrendered eligible stock options promptly after the expiration of the Exchange Offer, if we have not accepted your tendered stock options within 40 business days after the commencement of the Exchange Offer (January 11, 2017), you may withdraw your tendered stock options at any time thereafter.

SECTION 5. Acceptance of Eligible Stock Options; New Stock Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently expected to be 9:00 p.m., Pacific Time, on December 14, 2016. We expect to cancel the surrendered stock options and grant new stock options on the Expiration Date. Once we have accepted your surrendered stock options, all such stock options surrendered in the program will be cancelled and you will no longer have any rights under the surrendered stock options.

You will receive a new stock option agreement governing the terms of the new stock options granted to you, which we will distribute promptly following the Expiration Date. The forms of the stock option notice and award agreement are included in the program documents we have filed with the SEC. If the Expiration Date is extended, then the cancellation date of the eligible stock options and the new stock option grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment or continuous service with us terminates for any reason before the expiration of the Exchange Offer, we will not accept your stock options for exchange. In that case, to the extent permitted by and in accordance with the terms and conditions of your existing stock options, you may exercise your existing stock options at the original exercise price for a limited time after your separation date to the extent they are vested.

SECTION 6. Conditions of the Exchange Offer

We may terminate or amend the Exchange Offer or postpone our acceptance and cancellation of any eligible stock options surrendered for exchange if, at any time on or after November 16, 2016 and before the expiration of the Exchange Offer, any of the following events has occurred, or in our reasonable judgment, could occur:

(a) (i) any government or governmental, regulatory or administrative agency, authority or tribunal institutes an action or proceeding before any court, authority, agency or tribunal or any court or other legislative body takes any action, withholds any approval or promulgates, enacts, enters, amends or enforces any statute, rule, regulation, judgment, order or injunction that is applicable to the Exchange Offer or us; or

(ii) any change in the general political, market, economic or financial conditions in the United States or abroad has occurred that, in our reasonable judgment, could, directly or indirectly:

●	challenge, make illegal or otherwise restrict or prohibit the Exchange Offer, the cancellation of surrendered eligible stock options, the grant of new stock options pursuant to the Exchange Offer or the consummation of the Exchange Offer; or

●	materially and adversely affect our business, financial condition, operating results or operations, otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

14

(b) a general suspension of trading or limitation on securities pricing has occurred in any national securities exchange or over-the-counter market or any banking moratorium or suspension of payments in respect of banks in the United States has been declared;

(c) the market price of our common stock materially changes such that the Exchange Offer would no longer have the intended compensatory purpose;

(d) any event occurs that, in our reasonable judgment, could directly or indirectly materially adversely affect the extension of credit to us by banks or other lending institutions;

(e) any change occurs in accounting principles generally accepted in the United States of America (“US GAAP”) or the application or interpretation thereof that could require us, for financial reporting purposes, to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under US GAAP in effect at the time we commence the Exchange Offer;

(f) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act announces or makes a merger or acquisition proposal for us or a tender or exchange offer with respect to some or all of our outstanding common stock, or publicly discloses the same, or we learn that any person, entity or group:

(i) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 16, 2016;

(ii) has filed a Schedule 13D or Schedule 13G with the SEC on or before November 16, 2016 and has acquired or proposes to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(iii) has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(g) any governmental authority, NASDAQ or any other regulatory or administrative authority of any national securities exchange enacts, enforces or deems applicable to us any rule, regulation or action that, in our reasonable judgment, makes it inadvisable for us to proceed with the Exchange Offer.

If any of the above events occurs, we may:

●	terminate the Exchange Offer;

●	complete and/or extend the Exchange Offer, subject to your withdrawal rights;

●	amend the terms of the Exchange Offer; or

●	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, complete the Exchange Offer.

The conditions of the Exchange Offer are for our benefit. In our discretion, at any time before the expiration of the Exchange Offer we may assert these conditions, or waive them, in whole or in part, whether or not we waive any other condition to the Exchange Offer. If we choose not to exercise these rights at any given time, we do not waive our right to exercise them later. However, if we become aware that a condition is triggered, we will promptly notify eligible participants whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this Exchange Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an eligible participant only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

SECTION 7. Price Range of Our Common Stock

The eligible stock options give eligible participants the right to acquire shares of our common stock. None of the eligible stock options are traded on any trading market.

Our common stock is traded on NASDAQ under the symbol “ONCS.” The following table shows the quarterly high and low sale prices per share of our common stock for all periods on and after May 29, 2015, when our common stock began trading on NASDAQ, and the quarterly high and low closing bid quotations for all periods before May 29, 2015, when our common stock was quoted on the OTC Markets Group, Inc.’s OTCQB tier.

15

	High	Low
Fiscal Year Ended July 31, 2015:
First Quarter ended October 31, 2014(1)	$13.00	$7.20
Second Quarter ended January 31, 2015(1)	$13.20	$7.00
Third Quarter ended April 30, 2015(1)	$8.60	$5.20
Fourth Quarter ended July 31, 2015(1)	$8.40	$4.40
Fiscal Year Ended July 31, 2016:
First Quarter ended October 31, 2015	$6.94	$3.37
Second Quarter ended January 31, 2016	$4.42	$1.36
Third Quarter ended April 30, 2016	$3.49	$1.43
Fourth Quarter ended July 31, 2016	$2.05	$1.43

(1)	High and low sale prices or closing bid quotations, as applicable, have been adjusted for our reverse stock split effected on May 18, 2015, in which each 20 shares of issued and outstanding common stock were combined into and became one share of common stock.

As of November 11, 2016, there were 33 holders of record of our common stock, not including stockholders whose shares are held in “street name,” and there were 19,734,645 outstanding shares of our common stock.

On November 15, 2016, the closing price of our common stock as reported on NASDAQ was $1.50 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

Trading of our common stock is frequently highly volatile, with low trading volume. There is no assurance that a sufficient market will develop in our stock, in which case it could be difficult for stockholders to sell their stock.

We have experienced, and we expect to continue to experience, significant volatility in the price of our common stock and its trading volume. This volatility has been due to a number of factors, including the risks and uncertainties described in our Annual Report on Form 10-K for our fiscal year ended July 31, 2016. In addition, the stock market generally has experienced extreme price and volume fluctuations in recent years, which have affected the market prices of many companies and that have sometimes been unrelated or disproportionate to the operating performance of those companies.

SECTION 8. Source and Amount of Consideration; Terms of New Stock Options

Consideration. All new stock options granted in exchange for eligible stock options will be issued under the OncoSec Medical Incorporated 2011 Stock Incentive Plan (the “2011 Plan”) (regardless of whether the old stock options were granted under the 2011 Plan). As of November 15, 2016, there were outstanding eligible stock options held by approximately 35 eligible participants to purchase an aggregate of 2,479,671 shares of our common stock with a weighted average exercise price of $6.87 per share.

Valuation Methods. The $3.00 per share minimum exercise price (the “floor”) for an option to be eligible for this Exchange Offer was calculated based on the weighted average closing stock price of our common stock on August 1, 2015 (the beginning date of our recently completed fiscal year-end period July 31, 2016) through August 5, 2016. The option exchange ratios were initially determined based on the average exercise price within the $3.00–$9.99-exercise-price tier which was two times the floor, and the average exercise price within the greater-than-$10.00-exercise-price tier which was three times the floor. We, together with our independent compensation consultant, also reviewed the decline in the price of our common stock and the change in the Black-Scholes fair market value of the eligible stock options to assess the reasonableness of the value-for-value exchange utilizing the option exchange ratios. The Black-Scholes option pricing model is a valuation method that is widely used by companies to determine the fair value of outstanding stock options. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the expected volatility of our stock price, the expected term of a stock option and other factors. However, the Black-Scholes model also has certain limitations with respect to valuing stock options as the model does not adequately address vesting requirements, which is often an important component of the ultimate value of a stock option. As a result of the limitations inherent in the Black-Scholes valuation model and the intent of this program, which is to provide a retention and motivational incentive for eligible participants, the selected exchange ratios will not result in a fair value of your new stock options that equals the fair value of your surrendered eligible stock options being replaced by such new stock options. We are not able to precisely predict what OncoSec’s closing stock price will be on the date when the price for the new stock options will be established; therefore, we had to make reasonable assumptions about the eventual new stock option exercise price when setting the stock option exchange ratios. The exchange ratio for each grant is used to calculate the number of new stock options you will receive if you exchange your eligible stock options. Because the exchange ratios are fixed, the value of the surrendered stock options and the new stock options may vary further once the Exchange Offer closes on December 14, 2016 (the expected expiration of the Exchange Offer), as the final grant price will be set on the date the new stock options are granted, which will be the Expiration Date, and may differ from the market price prior to the start of the Exchange Offer. The actual accounting consequences of the program will depend in part on participation levels, as well as on vesting schedules and the exchange ratios established shortly before the program commenced. However, assuming an exercise price of $1.90 for the new stock options, we do not expect to recognize more than $1.8 million in incremental compensation expense over the vesting period for financial reporting purposes as a result of the program. See Section 1, Eligible Stock Options; Eligible Participants; Expiration Date, for a table showing the exchange ratios for the Exchange Offer.

16

We will not issue any fractional stock options in the Exchange Offer. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option down to the nearest whole stock option. As a result, if you have eligible stock options that would be exchanged for less than one new stock option, that fractional stock option would be rounded down to zero and no new stock option would be granted for it.

Terms of New Stock Option Grants. If we accept the eligible stock options surrendered for exchange, such options will be cancelled and replaced with new stock options granted on the Expiration Date. The new stock options, which will all be granted under the 2011 Plan, will be treated for U.S. tax purposes as either incentive stock options if you are an employee of ours or non-qualified stock options if you are a director or acting consultant of ours and all will have a new exercise price per share equal to the closing price per share of OncoSec’s common stock as reported on NASDAQ on the Expiration Date. In addition, each new stock option will generally have a new vesting schedule, even if all or a portion of the surrendered eligible stock options are already vested. The new stock options will be subject to a new vesting period, with 25% of such stock options vesting upon grant and the remaining 75% of such stock options vesting in equal, monthly increments over a period equal in length to the vesting period of the surrendered stock option. This means that each new stock option will be 25% vested upon grant, regardless of whether the surrendered option was wholly or partially vested. Notwithstanding the foregoing, if you are entitled to vesting acceleration pursuant to an employment or other written arrangement with OncoSec upon certain terminations of employment or continuous service, those accelerated vesting provisions will continue to apply to your new stock options to the same extent that they applied to your eligible stock options surrendered in the Exchange Offer. The new stock options will also have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the stock option) that will be equal in length to the term that was originally provided for in the surrendered stock option.

The total number of shares that may be issued pursuant to the new stock options granted in the Exchange Offer will depend on the rate of participation by eligible participants. Assuming all eligible stock options that were outstanding as of the start of the Exchange Offer, totaling stock options to purchase an aggregate of 2,479,671 shares of our common stock, are surrendered and accepted in the Exchange Offer, new stock options to purchase an aggregate of 1,198,741 shares of our common stock will be granted in the program and an aggregate of 1,280,930 shares of our common stock, the difference between the number of shares subject to the surrendered eligible stock options and the new stock options, will be returned to the reserve of shares available for issuance under the 2011 Plan. See the description of the 2011 Plan below for additional information.

The terms and conditions of your eligible stock options are set forth in the stock option notice and award agreement and the stock option plans under which they were granted.

Below are descriptions of the terms of the 2011 Plan, under which all new stock options will be granted, and matters relating to the registration under securities laws and the U.S. federal income tax consequences of the new stock options.

17

Description of 2011 Plan.

New stock options will be granted under the 2011 Plan. The following is a description of the principal features of the 2011 Plan that apply to stock options granted under the 2011 Plan. The description of the 2011 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2011 Plan, which have been filed as exhibits to the Schedule TO of which this Exchange Offer is a part and are available on the SEC’s website at www.sec.gov. Upon request, we will provide you, without charge, with a copy of the 2011 Plan. Please direct your requests to:

OncoSec Medical Incorporated

5820 Nancy Ridge Drive

San Diego, California 92121

Phone: (855) 662-6732

Attention: Andrew Cronauer

Email: acronauer@oncosec.com

On October 11, 2016, our Board of Directors approved, subject to and contingent upon stockholder approval, an amendment and restatement of the 2011 Plan (as proposed to be amended and restated, the “Amended Plan”). The primary purposes of the amendment and restatement are (i) to increase the number of shares of common stock authorized for issuance thereunder by 500,000 shares to 4,500,000 shares, (ii) to provide for automatic accelerated vesting of awards in the event of a change in control, (iii) to exclude from calculation of performance criteria any items that are unusual or infrequent in nature, and (iv) to update OncoSec’s tax withholding requirement. The Amended Plan will only become effective if approved by OncoSec’s stockholders.

Eligibility. Awards other than incentive stock options may be granted to employees, directors and consultants. Incentive stock options may be granted only to employees of OncoSec or a parent or a subsidiary of OncoSec. An employee, director or consultant who has been granted an award may, if otherwise eligible, be granted additional awards. Awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Plan Administrator may determine from time to time. As of October 14, 2016, approximately 45 employees (four of whom are current executive officers of OncoSec), three directors, and 12 consultants were eligible to participate in the 2011 Plan.

Administration. The 2011 Plan is administered, at OncoSec’s expense, by our Board of Directors or a committee designated by our Board of Directors, and is currently being administered by the Compensation Committee of our Board of Directors (each such entity, as applicable, the “Plan Administrator”). All questions of interpretation or application of the 2011 Plan are determined in the sole discretion of the Plan Administrator, and its decisions are final, conclusive and binding upon all persons. With respect to grants to officers and directors, the Compensation Committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Internal Revenue Code (the “Code”).

Share Reserve. Currently, 4,000,000 shares of OncoSec’s common stock are authorized for issuance under the 2011 Plan. The 2011 Plan provides for an automatic increase in the share reserve available for grant under the 2011 Plan on the first business day of each calendar year by the lesser of (i) 3% of the shares of common stock outstanding as of the last day of the immediately preceding calendar year, (ii) 500,000 shares and (iii) such lesser shares as may be determined by our Board of Directors. Of the 4,000,000 shares currently authorized for issuance under the 2011 Plan, as of October 14, 2016, options to purchase 128,633 shares have been exercised, 7,500 shares have been issued pursuant to restricted stock bonuses, outstanding option awards for 3,102,011 shares remain available for exercise (subject to vesting and other conditions), awards for 655,000 restricted stock units remain outstanding, and 106,856 shares remain available to grant. If OncoSec’s stockholders approve the Amended Plan, the maximum aggregate number of shares that may be issued under the 2011 Plan will increase to 4,500,000 shares of common stock. Additionally, if all eligible stock options that were outstanding as of the start of the Exchange Offer, totaling stock options to purchase an aggregate of 2,479,671 shares of our common stock, are surrendered and accepted in the Exchange Offer, new stock options to purchase an aggregate of 1,198,741 shares of our common stock will be granted in the program and an aggregate of 1,280,930 shares of our common stock, the difference between the number of shares subject to the surrendered eligible stock options and the new stock options, will be returned to the reserve of shares available for issuance under the 2011 Plan. The number of shares available under the 2011 Plan is subject to adjustment in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure.

Any shares covered by an award that is forfeited, canceled, expires or is settled in cash shall be deemed not to have been issued for purposes of determining the maximum number of shares that may be issued under the 2011 Plan. Shares that have been issued under the 2011 Plan pursuant to an award shall not be returned to the 2011 Plan and shall not become available for future grant under the 2011 Plan, except where unvested shares are forfeited or repurchased by OncoSec at the lower of their original purchase price or their fair market value. To the extent not prohibited by the listing requirements of The NASDAQ Stock Market LLC (or other established stock exchange or national market system on which the shares are traded) or applicable law, shares tendered or withheld in payment of an award exercise or purchase price and shares withheld by OncoSec to pay any tax withholding obligation shall be returned to the 2011 Plan and shall become available for future issuance under the 2011 Plan, unless otherwise determined by the Plan Administrator.

18

Types of Awards. The Plan Administrator is authorized under the 2011 Plan to award any type of arrangement to an employee, director or consultant that is not inconsistent with the provisions of the 2011 Plan and that by its terms involves or might involve the issuance of (i) shares of common stock, (ii) cash, or (iii) an option, a stock appreciation right (a “SAR”), or a similar right with a fixed or variable price related to the fair market value of the shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, options, SARs, sales or bonuses of restricted stock, restricted stock units or dividend equivalent rights (collectively, “awards”), and an award may consist of one such security or benefit, or two or more of them in any combination or alternative.

Terms and Conditions of Awards. Options granted under the 2011 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, consultants and directors or to employees, consultants and directors of our related entities. To the extent that the aggregate fair market value of the shares subject to stock options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess stock options shall be treated as non-qualified stock options. Under the 2011 Plan, awards may be granted to such employees, consultants or directors who are residing in non-U.S. jurisdictions as the Plan Administrator may determine from time to time. Each award granted under the 2011 Plan shall be designated in an award agreement.

Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of OncoSec as specified in the award agreements to be issued under the 2011 Plan. Incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. However, the 2011 Plan permits the designation of beneficiaries by holders of incentive stock options. Other awards shall be transferable by will and by the laws of descent and distribution and during the lifetime of the participant, to the extent and in the manner authorized by the Plan Administrator.

The Plan Administrator has the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares or the amount of other consideration to be covered by each award (subject to the limitations set forth below), to approve award agreements for use under the 2011 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2011 Plan (subject to the limitations described above), to construe and interpret the terms of the 2011 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions, and to take such other action not inconsistent with the terms of the 2011 Plan, as the Plan Administrator deems appropriate.

The term of any award granted under the 2011 Plan will be stated in the applicable award agreement, provided that the term of an incentive stock option may not exceed 10 years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). Notwithstanding the foregoing, the term of an award shall not include any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Plan Administrator may establish in its discretion.

The 2011 Plan authorizes the Plan Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the stock option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of non-qualified stock options, SARs, and awards intended to qualify as performance-based compensation, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2011 Plan, the exercise or purchase price shall be determined by the Plan Administrator. The method of payment of the exercise or purchase price shall be determined by the Plan Administrator. The Plan Administrator, in its discretion, may accept the following: cash, check, shares or, with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

Under the 2011 Plan, the Plan Administrator may establish one or more programs under the 2011 Plan to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2011 Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Section 162(m) of the Code. For options and SARs that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is currently 500,000 shares. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is currently 500,000 shares. The foregoing limitations shall be adjusted proportionately by the Plan Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure, and its determination shall be final, binding and conclusive.

19

In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Plan Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates (or, if earlier, the date after which 25% of the period of service to which the performance goal relates has elapsed) and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

Under Section 162(m) of the Code, a “covered employee” is OncoSec’s chief executive officer and the three other most highly compensated officers of OncoSec other than the chief financial officer.

The 2011 Plan includes the following performance criteria that may be considered by the Plan Administrator when granting awards intended to qualify as performance-based compensation under Section 162(m) of the Code: (i) net earnings or net income (before or after taxes); (ii) earnings per share or earnings per share growth, total units or unit growth; (iii) net sales, sales growth, total revenue or revenue growth; (iv) operating income, net operating profit or pre-tax profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (vii) earnings before or after taxes, interest, depreciation, and/or amortization; (viii) gross or operating margins; (ix) productivity ratios; (x) share price or relative share price (including, but not limited to, growth measures and total shareholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) market share or change in market share; (xv) customer retention or satisfaction; (xvi) working capital targets; (xvii) completion of strategic financing goals, acquisitions or alliances and clinical progress; (xviii) company project milestones; and (xix) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital). The performance criteria may be applicable to OncoSec, related entities and/or any individual business units of OncoSec or any related entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the award agreement. In addition, the performance criteria shall be calculated in accordance with US GAAP, but excluding the effect (whether positive or negative) of any change in accounting standards and any other item that is either unusual or infrequent in nature, as determined by the Plan Administrator in accordance with Accounting Standards Codification Topic 225-20 “Extraordinary and Unusual Item.” Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the grantee’s rights with respect to an award intended to be performance-based compensation.

Amendment, Suspension and Termination. Our Board of Directors may at any time amend, suspend or terminate the 2011 Plan; however, such amendment, suspension or termination may not make any changes in an award previously granted that would adversely affect the rights of any participant. No amendment may be made to the 2011 Plan without the approval or ratification of OncoSec’s stockholders if such amendment would require stockholder approval under Section 423 of the Code or any other applicable law or regulation. Notwithstanding the foregoing, the reduction or increase of the exercise price of any stock option or and the base appreciation amount of any SAR and canceling any stock option or SAR at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying shares, in exchange for another award, such as this Exchange Offer, shall not be subject to stockholder approval.

Certain Adjustments. Subject to any required action by the stockholders of OncoSec, the number of shares covered by outstanding awards, the number of shares that have been authorized for issuance under the 2011 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares or amount that may be granted subject to awards to any participant, and the like, shall be proportionally adjusted by the Plan Administrator in the event of (i) any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting the shares; (ii) any other increase or decrease in the number of issued shares effected without receipt of consideration by OncoSec; or (iii) any other transaction with respect to our shares, including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of OncoSec shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Plan Administrator and its determination shall be final, binding and conclusive.

Change in Control. The Amended Plan provides for the automatic vesting and exercisability, and the lapsing of all other conditions applicable to vesting and exercisability, of all unvested awards upon a change in control of OncoSec, with no action required on the part of the Plan Administrator. Any performance criteria relevant to such awards shall be deemed to have been achieved at the target performance level. The Plan Administrator may provide that awards that remain outstanding after vesting will be assumed or replaced in connection with the change in control. The Plan Administrator may also provide for the cashing out of outstanding and vested options and SARs based upon the per-share consideration being paid in connection with such change in control, less the applicable exercise price or base amount.

20

Under the 2011 Plan, “change in control” means a change in ownership or control of OncoSec effected through any of the following transactions: (i) a person or group’s acquisition of shares representing 50% voting power; (ii) a change in the majority of the members of OncoSec’s Board of Directors within 12 months; (iii) consummation of a corporate transaction such as a merger, reorganization, share exchange or consolidation or asset sale; or (iv) a complete liquidation or dissolution of OncoSec.

Transferability. No stock option grants under the 2011 Plan are transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Registration and Sale of Shares subject to New Stock Options.

All of our shares of common stock issuable upon the exercise of vested new stock options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of OncoSec for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of vested new stock options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 13 of this Exchange Offer for a discussion of the U.S. federal income tax consequences of new stock options, as well as the consequences of accepting or rejecting this Exchange Offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

SECTION 9. Information About Us; Financial Information

Information About Us. OncoSec is a biotechnology company with a proprietary immunotherapy platform (ImmunoPulse®) designed to overcome tumor immune tolerance through electroporation-based local delivery of immune-modulating therapeutic product candidates intended to treat a wide range of tumor types. Our technology encompasses intellectual property relating to our immuno-oncology product portfolio which consists of ImmunoPulse® delivery technology (an electroporation delivery device) that we use in combination with our potential therapeutic product candidates, including DNA plasmids that encode for immunologically active agents, to deliver the therapeutic directly into the tumor and promote an inflammatory response against the cancer. This unique therapeutic modality is intended to reverse the immunosuppressive microenvironment in the tumor and engender a systemic anti-tumor response against untreated tumors in other parts of the body. Our electroporation delivery device consists of an electrical pulse generator and disposable applicators, which can be adapted to treat different tumor types and our lead product candidate, ImmunoPulse® IL-12, is ideal for combination with other therapies, such as anti-PD-1/PD-L1 therapies.

ImmunoPulse® IL-12 consists of a plasmid construct encoding the proinflammatory cytokine IL-12 that is delivered into the tumor through in vivo electroporation, which enhances local delivery and uptake of the therapeutic directly into the tumor. We have completed two Phase 2 studies, OMS-I100 in metastatic melanoma and OMS-I110 in Merkel Cell Carcinoma (“MCC”). The OMS-I100 clinical study demonstrated that multiple treatments of ImmunoPulse® IL-12 were safe and well tolerated, with no treatment-limiting toxicities. This lack of evidence of systematic toxicities led to the OMS-I100 Addendum study, in which the OMS-I100 protocol was amended to enroll up to an additional 30 patients in order to continue to acquire clinical and immune correlational data. Enrollment in the OMS-I100 Addendum study is complete. The data from the OMS-I100 metastatic melanoma clinical trial suggest that ImmunoPulse® IL-12 may prime and enhance response rates to PD-1/PD-L1 blockade and exploratory biomarker analyses from the OMS-I110 MCC clinical trial showed a trend toward increased intratumoral expression of a variety of genes associated with inflammation, which we believe promotes tumor immunogenicity.

The safety and efficacy of intratumoral electroporation with plasmid IL-12 is also being tested in other cancer indications. We have an ongoing pilot study, OMS-I140 in triple negative breast cancer (“TNBC”), which is designed to assess whether ImmunoPulse® IL-12 increases TNBC tumor immunogenicity through increases in cytotoxic tumor-infiltrating lymphocytes (“TILs”). This study is open for enrollment and ongoing. We also have a Phase 2 clinical study in head and neck squamous cell carcinoma (“HNSCC”) in which one patient continues to receive treatment; otherwise the HNSCC clinical trial is no longer enrolling patients.

In addition to studying ImmunoPulse® IL-12 as monotherapy, in collaboration with the University of California, San Francisco (the sponsor of the study), we are investigating the safety and efficacy of ImmunoPulse® IL-12 in combination therapy. This is an open label Phase 2 clinical trial of ImmunoPulse® IL-12 plus KEYTRUDA® (“pembrolizumab”) in patients with “low TIL”, advanced, metastatic melanoma. This investigator-initiated study is enrolling and ongoing.

21

We began our operations as a biotechnology company in March 2011, following our acquisition of certain technology and related assets from a third party. Prior to operating as a biotechnology company, we operated a different business under the name Netventory Solutions, Inc.

Financial Information. The financial information, including the financial statements and related notes, included in Item 8, Financial Statements and Supplementary Data, to our Annual Report on Form 10-K for our fiscal year ended July 31, 2016 is incorporated herein by reference. A summary of certain financial information contained in these reports is attached to this Offer to Exchange as Schedule A, which is incorporated herein by reference. Our historical results are not necessarily indicative of the results to be expected in the current period or any future period. See Section 16, Additional Information, for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing the ratio of earnings to fixed charges, earnings consist of [net loss before income taxes plus fixed charges]. Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts, and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries. Our earnings were insufficient to cover fixed charges for each of the periods presented. Accordingly, the following table sets forth the deficiency of earnings to fixed charges for each of the periods presented. Because of the deficiency, ratio information is not applicable.

	Year Ended July 31,
	2016	2015
Net loss (1)	$(26,886,000)	$(21,243,000)
Fixed charges	—	43,000
Total loss for computation of ratio	$(26,886,000)	$(21,200,000)

Fixed Charges:
Interest expense	$—	$43,000
Total fixed charges	$—	$43,000
Ratio of earnings to fixed charges (1)	—	—

(1)	Earnings for each of the years ended July 31, 2016 and 2015 were insufficient to cover fixed charges.

Book Value Per Share. Our book value per share as of our most recent balance sheet dated July 31, 2016 was $1.56. Our book value per share is calculated using the book value, or stockholders’ equity, as of July 31, 2016, divided by the number of shares of our common stock outstanding on that date.

Additional Information. For additional information about us, we recommend that you review the materials we have filed with the SEC before making a decision as to whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 16, Additional Information, for more information regarding reports we have filed with the SEC and how to obtain copies of or otherwise review such reports.

SECTION 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

A list of the members of our Board of Directors and our executive officers is included in Schedule B attached to this Offer to Exchange, which is incorporated herein by reference. As noted above, the Exchange Offer will be open to all current employees, directors and acting consultants of OncoSec who hold eligible stock options; as a result, all members of our Board of Directors and all of our executive officers are eligible to participate in the Exchange Offer with respect to any eligible stock options held by them. Please see Schedule B attached to this Offer to Exchange for additional information about the eligible stock options held by these persons.

22

SECTION 11. Accounting Consequences of the Exchange Offer

Under US GAAP, [the exchange of stock options under the program is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered stock options, as well as the incremental compensation cost of the replacement stock options granted in the program, ratably over the vesting period of the replacement stock options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement stock option granted to employees in exchange for surrendered eligible stock options, measured as of the last day of the Exchange Offer, over the fair value of the surrendered eligible stock options in exchange for the replacement stock options, measured immediately prior to the cancellation. Assuming an exercise price of $1.90 for the new stock options, we do not expect to recognize more than $1.8 million in incremental compensation expense over the vesting period for financial reporting purposes as a result of the program. However, we might incur additional compensation expense as a result of an increase in the market price of our common stock over the assumed exercise price. In the event that any of the replacement stock options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement stock options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered stock options which would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

SECTION 12. Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our exchange of eligible stock options and issuance of new stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the new stock options as contemplated in the Exchange Offer. If any such approval or other action is required, we presently contemplate that we would use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue new stock options would be subject to obtaining any such governmental approval, if needed.

SECTION 13. Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences. The following is a general summary of the material U.S. federal income tax consequences of participating in the program to OncoSec and to eligible participants who are subject to U.S. federal income tax. The following summary does not address the consequences of any state, local or foreign tax laws.

The exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and neither we nor any of our eligible participants should recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of new stock options pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.

Non-Qualified Stock Options. If you are issued a new non-qualified stock option pursuant to the Exchange Offer, upon exercise of the new stock options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise. The holding period for the shares acquired upon exercise of a non-qualified stock option will begin on the day after the date of exercise.

The new stock options generally will have no U.S. federal income tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a new stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible participant upon exercise, subject to the limitations imposed by the Code. We have designed the Exchange Offer in a manner intended to comply with Code Section 409A.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a non-qualified stock option by an eligible participant who has been employed by us. We will require any such eligible participant to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Incentive Stock Options. If you are issued a new incentive stock option pursuant to the Exchange Offer, under current U.S. tax law, you will not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the stock option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the stock option. Except in the case of your death or disability, if a stock option is exercised more than three months after your termination of employment, the stock option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

23

If you sell the shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the shares is qualifying if it is made:

●	more than two years after the date the incentive stock option was granted; and

●	more than one year after the date the incentive stock option was exercised.

If the disposition of the shares is qualifying, any excess of the sale price of the shares over the exercise price of the stock option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gains rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the shares on the date the stock option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to you at the time of the disposition. Additional gain, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the stock option was exercised.

Unless you engage in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to you.

In addition, you should note that if this Exchange Offer is open for 30 or more calendar days, incentive stock options held by employees who do not participate in this Exchange Offer will be considered to have been modified as of the date this Exchange Offer commenced, which will be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, if this Exchange Offer is open for 30 or more calendar days, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this Exchange Offer commenced (that is, more than two years from November 16, 2016) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. Currently, this Exchange Offer is scheduled to expire on December 14, 2016. If the Exchange Offer expires as scheduled, the Exchange Offer will have remained open for 29 calendar days.

WE ENCOURAGE ALL ELIGIBLE PARTICIPANTS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

SECTION 14. Extension Of The Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible participants, by written notice, public announcement or as otherwise permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Date no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled Expiration Date, and the cancellation of eligible stock options and new stock option grant date will be similarly extended. For purposes of the Exchange Offer, a business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by giving written notice of the termination or amendment to eligible participants, by making a public announcement thereof or as otherwise as permitted by applicable law.

24

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible participants in a manner reasonably designed to inform eligible participants of such change and will be filed with the SEC as an amendment to the Schedule TO relating to the Exchange Offer.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within 10 business days from the date we notify you, keep the Exchange Offer open for at least 10 business days after the date of such notification: (i) we increase or decrease the amount of consideration offered for the eligible stock options; or (ii) we increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

SECTION 15. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

SECTION 16. Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits thereto. We recommend that you review the Schedule TO, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision as to whether to participate in the Exchange Offer:

(i) our Annual Report on Form 10-K for our fiscal year ended July 31, 2016, filed with the SEC on October 13, 2016;

(ii) our Definitive Proxy Statement for our 2016 annual meeting of stockholders, filed with the SEC on October 27, 2016;

(iii) the information contained in our current reports on Form 8-K filed with the SEC on September 6, 2016; and

(iv) the description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on May 27, 2015 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for our current and periodic reports is 000-54318. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov or on our website at http://ir.stockpr.com/oncosec/all-sec-filings. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

25

We will also provide, without charge, to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our principal executive offices at:

OncoSec Medical Incorporated

5820 Nancy Ridge Drive

San Diego, California 92121

Phone: (855) 662-6732

Attention: Andrew Cronauer

Email: acronauer@oncosec.com

The information relating to OncoSec in this document should be read together with the information contained in the documents to which we have referred you.

SECTION 17. Miscellaneous

This Offer to Exchange and our SEC reports referred to above include forward-looking statements. These forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for our fiscal year ended July 31, 2016, that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations as reflected in these forward-looking statements were reasonable when made, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR OUR FISCAL YEAR ENDED JULY 31, 2016 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

OncoSec Medical Incorporated

November 16, 2016

26

SCHEDULE A

SUMMARY FINANCIAL INFORMATION OF ONCOSEC MEDICAL INCORPORATED

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2016, which is incorporated herein by reference. The summary consolidated statements of operations data for the fiscal years ended July 31, 2016 and 2015 and the summary consolidated balance sheet data as of July 31, 2016 and 2015 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2016. Our historical results are not necessarily indicative of the results to be expected in the current period or any future period.

	Years Ended July 31,
	2016	2015
Consolidated Statement of Operations Data:
Revenue	$—	$—
Expenses:
Research and development	14,741,694	13,132,898
General and administrative	12,144,358	8,108,244
Loss from operations	(26,886,052)	(21,241,142)
Provision for income taxes	2,462	1,969
Net loss	$(26,888,514)	$(21,243,111)
Basic and diluted net loss per common share (1)	$(1.63)	$(1.67)
Weighted average shares used in computing basic and diluted net loss per common share (1)	16,514,737	12,708,974

(1)	Share numbers have been adjusted for our reverse stock split effected on May 18, 2015, in which each 20 shares of issued and outstanding common stock were combined into and became one share of common stock.

	As of July 31,
	2016	2015
Consolidated Balance Sheet Data:
Cash and cash equivalents	$28,746,224	$32,035,264
Total assets	32,406,647	35,590,090
Total liabilities	4,353,543	2,894,469
Accumulated deficit	(73,494,657)	(46,606,143)
Total stockholders’ equity	28,053,104	32,695,621

A-1

SCHEDULE B

INTERESTS OF DIRECTORS AND OFFICERS

The members of our Board of Directors and our executive officers, their respective positions and offices as of November 15, 2016, and their beneficial ownership of our common stock as of November 11, 2016, are set forth in the table below. None of the members of our Board of Directors or our executive officers has effected any transactions in our common stock after November 11, 2016, the date as of which the beneficial ownership information below is presented. The address of each of the persons set forth in the table below and any of their respective associates as identified in the footnotes thereto is c/o OncoSec Medical Incorporated, 5820 Nancy Ridge Drive, San Diego, California 92121.

Name	Position and Offices Held	Number of Shares (1)	Percentage Ownership (%) (1)
Avtar Dhillon (2)	Chairman of the Board of Directors	1,050,942	5.2
Punit Dhillon (3)	President, Chief Executive Officer and Director	640,804	3.2
James DeMesa (4)	Director	116,918	*
Anthony Maida (5)	Director	110,557	*
Richard Slansky (6)	Chief Financial Officer	154,469	*
Sharron Gargosky (7)	Chief Clinical and Regulatory Officer	90,000	*
Sheela Mohan-Peterson (8)	Chief Legal and Compliance Officer	75,843	*
All directors and executive officers, collectively (9)	—	2,239,533	10.6

*	Less than 1%.

(1)	Based on 19,734,645 shares of our common stock issued and outstanding as of November 11, 2016. Except as otherwise indicated, we believe the beneficial owners of the common stock listed in this table, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally is based on voting or investment power with respect to securities. Shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days after November 11, 2016, including any eligible stock options, are deemed to be beneficially owned and outstanding for computing the share number and percentage ownership of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Includes 545,417 shares of common stock issuable upon exercise of options exercisable within 60 days after November 11, 2016.

(3)	Includes (i) 419,102 shares of common stock issuable upon exercise of options exercisable within 60 days after November 11, 2016, (ii) 1,250 shares of common stock held of record by Four Front Investments, of which Mr. Dhillon is a shareholder and managing partner, and (iii) 30,351 shares of common stock held of record by Mr. Dhillon’s spouse.

(4)	Includes 116,918 shares of common stock issuable upon exercise of options exercisable within 60 days after November 11, 2016.

(5)	Includes 110,557 shares of common stock issuable upon exercise of options exercisable within 60 days after November 11, 2016.

(6)	Includes 154,469 shares of common stock issuable upon exercise of options exercisable within 60 days after November 11, 2016.

(7)	Includes 90,000 shares of common stock issuable upon exercise of options exercisable within 60 days after November 11, 2016.

(8)	Includes 75,843 shares of common stock issuable upon exercise of options exercisable within 60 days after November 11, 2016.

(9)	Includes an aggregate of 1,490,145 shares of common stock issuable upon exercise of options exercisable within 60 days after November 11, 2016

B-1

As  of November 15, 2016, the members of our Board of Directors and our executive officers collectively held stock options to purchase an aggregate of 2,233,251 shares of our common stock, which represented approximately 58.1% of the 3,840,860 shares of our common stock subject to all stock options outstanding as of that date, and collectively held eligible stock options to purchase an aggregate of 1,705,751 shares of our common stock, which represented approximately 68.8% of the shares of our common stock subject to eligible stock options that may be exchanged in the Exchange Offer. The table below shows, for the members of our Board of Directors and our executive officers, (i) the total number of shares of our common stock subject to all stock options held by each such person as of November 11, 2016, (ii) of such stock options, the total number of shares of our common stock subject to eligible stock options at each price tier that may be exchanged in the Exchange Offer, (iii) the percentage of the total number of shares of our common stock subject to all eligible stock options that are subject to eligible stock options held by each such person, and (iv) the total number of shares of our common stock subject to replacement stock options that will be granted to each such person if he or she elects to tender all of his or her eligible stock options in the Exchange Offer.

		Eligible Stock Options
Directors and Executive Officers	All Outstanding Stock Options	Exercise Price of $3.00 — $9.99	Exercise Price of $10.00 or More	Percentage of Eligible Stock Options (%)	Total Replacement Stock Options
Avtar Dhillon	547,500	522,500	12,500	21.3	265,416
Punit Dhillon	762,501	562,501	100,000	26.4	314,583
James DeMesa	106,500	81,500	12,500	3.7	44,916
Anthony Maida	111,500	86,500	12,500	3.9	47,416
Richard Slansky	285,000	225,000	—	9.0	112,500
Sharron Gargosky	270,000	—	—	—	—
Sheela Mohan-Peterson	150,250	90,250	—	3.6	45,125
All directors and executive officers, collectively	2,233,251	1,568,251	137,500	68.8	829,956

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for our fiscal year ended July 31, 2016, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, without limitation, any agreement, arrangement or understanding concerning the transfer or voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, the giving or withholding of proxies, consents or authorizations or the pledging or subjection to a contingency of any of our securities.

Neither we nor, to the best of our knowledge, any of our executive officers or directors or affiliates have engaged in transactions involving our stock options during the 60 days before the commencement of the Exchange Offer.

B-2